Exhibit 99.1

Southern National Bancorp of Virginia, Inc. Announces Appointment of New Board Member Daniel H. Burch

MCLEAN, Va., Nov. 27, 2018 /PRNewswire/ -- Southern National Bancorp of Virginia, Inc. (NASDAQ: SONA) ("Southern National" or the "Company"), and its wholly-owned subsidiary Sonabank (the "Bank"), announced today that it has appointed Daniel H. Burch to its Board of Directors.

Mr. Burch is the co-founder, Chairman and CEO of MacKenzie Partners, Inc., where he is responsible for developing and implementing strategies and campaigns for clients involved in proxy contests, tender offers, mergers, financial restructurings and an array of corporate transactions. Mr. Burch has over 40 years of experience in the proxy solicitation, mergers and acquisitions and financial consulting industry. His former experience includes serving as Executive Vice President and co-founder of the proxy and mergers-and-acquisition department at Dewe Rogerson, Inc., the predecessor firm to MacKenzie Partners, Inc. He also served as Senior Vice President of D. F. King & Co. Mr. Burch is a member of the National Investor Relations Institute and the Society of Corporate Secretaries and Governance Professionals. He is a graduate of Lehigh University and earned a Bachelor of Science degree in Business and Economics with a major in Accounting.

Georgia Derrico, Executive Chairman of Southern National, stated "I am excited to welcome Dan to the Southern National and Sonabank Board of Directors. We believe his experience and extensive knowledge will add tremendous value to the Board."

About Southern National

Southern National is the bank holding company for Sonabank, a Virginia state chartered bank which commenced operations on April 14, 2005. Sonabank provides a range of financial services to individuals and small and medium sized businesses. As of September 30, 2018, Southern National had $2.70 billion in total assets, $2.16 billion in total loans, $2.02 billion in total deposits and $340.8 million in total stockholders' equity. At September 30, 2018, Sonabank had thirty-eight full-service retail branches in Virginia, located in the counties of Chesterfield (2), Essex (2), Fairfax (Reston, McLean and Fairfax), Gloucester (2), Hanover (3), King William, Lancaster, Middlesex (3), New Kent, Northumberland (3), Southampton, Surry, Sussex, and in Charlottesville, Clifton Forge, Colonial Heights, Front Royal, Hampton, Haymarket, Leesburg, Middleburg, New Market, Newport News, Richmond, South Riding, Warrenton, and Williamsburg, and seven full-service retail branches in Maryland, located in Rockville, Shady Grove, Bethesda, Upper Marlboro, Brandywine, Owings and Huntingtown.

Contacts:	Addresses:
Joe A. Shearin, CEO	Southern National Bancorp of Virginia, Inc.
Phone: 804-528-4752	6830 Old Dominion Drive
McLean, VA 22101
Georgia S. Derrico, Executive Chairman
Phone: 202-464-1130 ext. 2405	Sonabank
10900 Nuckols Road, Suite 325
R. Roderick Porter, Executive Vice Chairman	Glen Allen, VA 23060
Phone: 202-464-1130 ext. 2406

Southern National Bancorp of Virginia, Inc., NASDAQ Symbol SONA
Website: www.sonabank.com